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                  SECOND RESTATED CERTIFICATE OF INCORPORATION

                          OF WHITEHALL JEWELLERS, INC.

                       (Incorporated on November 20, 1947)

               WHITEHALL JEWELLERS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

               FIRST: Pursuant to Section 245 and 242 of the General Corporation Law of the State of Delaware (the "Delaware Law"), the Restated Certificate of Incorporation and all amendments thereto of WHITEHALL JEWELLERS, INC., a Delaware corporation (the "Corporation"), is hereby restated and amended to read in its entirety as follows:

                          "SECOND RESTATED CERTIFICATE

                                OF INCORPORATION

          FIRST: The name of the Corporation is WHITEHALL JEWELLERS, INC. The name under which the Corporation was originally incorporated was MARKS BROS. JEWELERS, INC.

          SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle. The name of the registered agent of the Corporation at such address is The Corporation Trust Company.

          THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 62,026,026 of which 60,000,000 shares shall be Common Stock with a par value of $0.001 per share (the "Common Stock"); of which 26,026 shall be Class B Common Stock with a par value of $1.00 per share (the "Class B Common Stock"); and of which 2,000,000 shares shall be Preferred Stock with a par value of $0.001 per share, issuable in series (the "Preferred Stock"), consisting of 309,183 shares of Series A Junior Participating Preferred Stock with a par value of $0.001 per share.

          The designations and the powers, preferences and rights of the capital stock and the qualifications, limitations or restrictions thereof are as follows:

          A. COMMON STOCK PROVISIONS

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          1. Voting Rights. Except as otherwise required by law or expressly provided herein, the holder of each share of Common Stock shall have one vote on each matter submitted to a vote of the stockholders of the Corporation.

          2. Dividend Rights. Subject to provisions of law and preferences of the Class B Common Stock and any Preferred Stock and except as otherwise provided herein, the holders of the Common Stock shall be entitled to receive dividends at such times and in such amounts as may be determined by the Board of Directors of the Corporation.

          3. Liquidation Rights. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and the preferential amounts to which the holders of any Preferred Stock and Class B Common Stock shall be entitled upon liquidation, the holders of Common Stock and holders of Class B Common Stock shall be entitled to share ratably in the remaining assets of the Corporation.

          B. CLASS B COMMON STOCK PROVISIONS

          1. Voting Rights. Except as otherwise required by law, each share of Class B Common Stock shall entitle the holder thereof to 35.42083833 votes on each matter submitted to a vote of the stockholders of the Corporation. Except as otherwise required by law, the holders of shares of Common Stock and Class B Common Stock shall vote together and not as separate classes.

          2. Dividends. (a) The holders of shares of Class B Common Stock shall be entitled to receive dividends at the rate of $130.00 per annum per share, if and when declared payable by the Board of Directors, from funds legally available therefor, subject to the limitation set forth below. Such dividends shall be payable each Class B Year (as defined below) commencing March 4, 1988 for a period of eight (8) years (the "Class B Period") to holders of record on the respective dates fixed for the purpose by the Board of Directors in advance of payment of each dividend. A "Class B Year" shall be defined as the 365 day period commencing March 4, 1988 and each 365 (or, where appropriate, 366) day period commencing on each succeeding March 4 to and including March 4, 1995. Dividends with respect to shares of Class B Common Stock shall accrue from the date of issue thereof; provided, however, that in no event shall the aggregate amount of all accrued unpaid dividends be in excess of the then outstanding aggregate unpaid principal amount of the Trust Loans (as defined in the Secured Term Loan Agreement dated as of March 9, 1988 between the Corporation and Marks Bros. Jewelers, Inc. Employee Stock Ownership Trust, as amended by Amendment of Secured Term Loan Agreement dated as of November 6, 1989 and as further amended by Second Amendment to Secured Term Loan Agreement dated as of October 31,
1992), nor shall accrued unpaid dividends with respect to any share of Class B Common Stock be in excess of an amount equal to the then outstanding aggregate unpaid principal amount of such Trust Loans divided by an amount equal to the number of shares of Class B Common Stock outstanding at such time. Subject to the foregoing, if dividends shall not have been paid, or declared and set apart for payment, upon all outstanding shares of Class B Common Stock at the aforesaid rate, such deficiency shall be cumulative in full (and thereby accumulate). Accumulation of dividends on the Class B Common Stock shall not

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bear interest. The dividend described in this Subparagraph (a) is hereinafter referred to as the "Preferential Cumulative Dividends."

          (b) No dividend or distribution, whether in cash, stock or other property, shall be paid on any date on or in respect of the Common Stock unless and until a dividend that is proportionately of equal or greater amount or value per share has been paid on such date in respect of the Class B Common Stock. No dividend or distribution (other than distributions or dividends in the form of stock or the right to receive or acquire stock) shall be paid on any date on or in respect of the Common Stock unless all dividends accumulated and unpaid as of said date on the Class B Common Stock shall have been paid.

          3. Liquidation Rights. Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, the holders of the Class B Common Stock shall be entitled to receive out of the assets of the Corporation available for distribution to stockholders before any payment or declaration and setting apart for payment of any amount shall be made in respect of the Common Stock, an amount equal to the Preferential Cumulative Dividends accumulated and unpaid thereon to the date fixed for final distribution in such dissolution, liquidation or winding up (the "Class B Preferred Amount"). For purposes of this Subsection 3, the merger (except for a merger in which the Corporation is the surviving corporation and the holders of at least a majority of the voting power of the Corporation prior to such merger hold at least a majority of the voting power of the Corporation after such merger) or consolidation of the Corporation or the sale of all or substantially all of the Corporation's assets shall be deemed to a liquidation, dissolution or winding up of the Corporation. If upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the assets to be distributed to the stockholders of the Corporation shall be insufficient to permit the payment to holders of Class B Common Stock of the full preferential amount provided in this Subsection 3, then the assets of the Corporation available for such distribution shall be distributed ratably among the holders of Class B Common Stock according to the amounts which would be payable in respect of the shares of such stock held by them upon distribution if all amounts payable on or with respect to such shares were paid in full. After the payment to the holders of the Class B Common Stock of the full preferential amount provided for this Subsection 3, the holders of the Class B Common Stock shall be entitled to share ratably with the Common Stock in the remaining assets of the Corporation.

          4. Status of Acquired Shares. Shares of Class B Common Stock which shall at any time be redeemed, purchased or otherwise acquired by the Corporation shall not be reissued and all such shares of Class B Common Stock shall be retired.


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          B. PREFERRED STOCK

          1. Authorization. The Board of Directors of the Corporation is authorized to issue the Preferred Stock in one or more series at such time or times and for such consideration or considerations as the Board of Directors may determine. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. Except as otherwise provided in this Second Restated Certificate of Incorporation, different series of Preferred Stock shall not be construed to constitute different classes of shares for the purpose of voting by classes.

          2. Provisions. The Board of Directors is expressly authorized to fix and determine as to each series established:

          (a) the maximum number of shares to constitute such series and the distinctive designation thereof;

          (b) the dividend rate, if any, on the shares of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of capital stock, and whether such dividends shall be cumulative or noncumulative;

          (c) whether the shares of such series shall be subject to redemption by the Corporation or by the holders thereof and, if made subject to redemption, the times, prices and other terms and conditions of such redemption;

          (d) the rights of the holders of shares of such series upon the liquidation, dissolution or winding up of the Corporation;

          (e) whether or not the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

          (f) the terms and conditions on which shares may be converted or exchanged; if the shares of such series are issued with the privilege of conversion or exchange;

          (g) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

          (h) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, Common Stock or any other class or classes of capital stock of the Corporation ranking junior to the shares of such series either as to dividends or upon liquidation;

          (i) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional capital stock (including additional shares of such

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series or of any other series or of any other class) ranking on a parity with or prior to the shares of such series as to dividends or upon liquidation; and

          (j) such other preferences, powers, qualifications, rights and privileges, all as the Board of Directors may deem advisable and are not inconsistent with law and the provisions of this Second Restated Certificate of Incorporation.

          Such preferences, powers, relative participating, optional or other special rights and qualifications, limitations or restrictions thereof shall be stated in a resolution or resolutions adopted by the Board of Directors to create such series, and a certificate of said resolution or resolutions (a "Certificate of Designation") shall be filed in accordance with the General Corporation Law of the State of Delaware.

          3. Liquidation, Dissolution or Winding Up. Except as otherwise set forth in this Second Restated Certificate of Incorporation, in the event of any liquidation, dissolution or winding up of the Corporation, before any payment or distribution of the assets of the Corporation (whether capital or surplus) shall be made to or set apart for the holders of any class or classes of capital stock of the Corporation ranking junior to the Preferred Stock upon liquidation, the holders of the shares of the Preferred Stock shall be entitled to receive payment at the rate fixed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series, plus (if dividends on shares of such series of Preferred Stock shall be cumulative) an amount equal to all dividends (whether or not earned or declared) accumulated to the date of final distribution to such holders; but they shall be entitled to no further payment. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation, or the proceeds thereof, distributable among the holders of the shares of the Preferred Stock shall be insufficient to pay in full the preferential amount aforesaid, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full.

          4. Voting Rights. Except as shall be otherwise stated and expressed herein or in the resolution or resolutions of the Board of Directors providing for the issue of any series and except as otherwise required by law, the holders of shares of Preferred Stock shall have, with respect to such shares, no right or power to vote on any question or in any proceeding or to be represented at, or to receive notice of, any meeting of stockholders.

          5. Series A Junior Participating Preferred Stock.

             5.1 Designation of Series; Number of Shares. A total of 309,183 shares of the Corporation's Preferred Stock shall be designated the "Series A Junior Participating Preferred Stock" (the "Series A Preferred Stock"). Such number of authorized shares may be increased or decreased, from time to time, by resolution or resolutions of the Board of Directors; provided, however, that no such decrease shall reduce the number of authorized shares of the Series A Preferred Stock to a number less than the number of shares of the Series A Preferred Stock then outstanding, plus the number of shares of the Series A Preferred Stock then reserved for issuance upon the exercise of any outstanding options, warrants or rights or the exercise of any conversion or exchange privilege contained in any outstanding security issued by the Corporation.

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             5.2. Dividends and Distributions.

             (a) Subject to the rights of the holders of shares of any other series of the Preferred Stock (or shares of any other class of capital stock of the Corporation) ranking senior to the Series A Preferred Stock with respect to dividends, the holders of shares of the Series A Preferred Stock, in preference to the holders of shares of Common Stock, the Class B Common Stock and of any other class of capital stock of the Corporation ranking junior to the Series A Preferred Stock with respect to dividends, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, quarterly dividends payable in cash on the first day of March, June, September, and December in each year (each such date being a "Dividend Payment Date"), commencing on the first Dividend Payment Date after the initial issuance of a share or fractional share of the Series A Preferred Stock, in an amount per share (rounded to the nearest whole cent) equal to 150 times the aggregate per share amount of all cash dividends, plus 150 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than a dividend payable in shares of Common Stock or a distribution in connection with the subdivision of the outstanding shares of Common Stock, by reclassification or otherwise), declared on the Common Stock since the immediately preceding Dividend Payment Date or, with respect to the first Dividend Payment Date, since the initial issuance of a share or fractional share of the Series A Preferred Stock. The multiple of 150 (the "Dividend Multiple") set forth in the preceding sentence shall be adjusted from time to time as hereinafter provided in this paragraph (a). In the event that the Corporation shall at any time after the effective date of this Second Restated Certificate of Incorporation (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock or (ii) effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then, in each such case, the Dividend Multiple thereafter applicable to the determination of the amount of dividends per share which the holders of shares of the Series A Preferred Stock shall be entitled to receive shall be the Dividend Multiple in effect immediately prior to such event multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

             (b) The Board of Directors shall declare, out of funds legally available therefor, a dividend or distribution on the Series A Preferred Stock, as provided in paragraph (a) of this Section 5.2, immediately after it has declared a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

             (c) Dividends shall begin to accrue and be cumulative on the outstanding shares of the Series A Preferred Stock from the Dividend Payment Date next preceding the date of issuance of such shares, unless such date of issuance shall be prior to the record date for the first Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from the date of issuance of such shares, or unless such date of issuance shall be after the close of business on the record date with respect to any Dividend Payment Date and on or prior to such Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from such Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on shares of the Series A Preferred Stock in an amount

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less than the total amount of dividends then accrued shall be allocated pro rata among such shares. The Board of Directors may fix a record date for the determination of the holders of shares of the Series A Preferred Stock entitled to receive payment of any dividend or distribution declared thereon, which record date shall be not more than the number of days prior to the date fixed for such payment permitted by applicable law.

             5.3 Voting Rights. In addition to any other voting rights required by applicable law, the holders of shares of the Series A Preferred Stock shall have the following voting rights:

             (a) Each share of the Series A Preferred Stock shall entitle the holder thereof to 150 votes on all matters submitted to a vote of the stockholders of the Corporation. The multiple of 150 (the "Voting Multiple") set forth in the preceding sentence shall be adjusted from time to time as hereinafter provided in this paragraph (a). In the event that the Corporation shall at any time after the effective date of this Second Restated Certificate of Incorporation (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock or (ii) effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then, in each such case, the Voting Multiple thereafter applicable to the determination of the number of votes per share to which the holders of shares of the Series A Preferred Stock shall be entitled shall be the Voting Multiple in effect immediately prior to such event multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

             (b) Except as otherwise provided in this Section 5, in any Certificate of Designations establishing another series of the Preferred Stock (or any series of any other class of capital stock of the Corporation) or by applicable law, the holders of the Series A Preferred Stock, the holders of the Common Stock and the holders of any other class of capital stock of the Corporation having general voting rights shall vote together as a single class on all matters submitted to a vote of the stockholders of the Corporation.

             (c) Except as otherwise provided in this Section 5 or by applicable law, the holders of the Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent provided in paragraph (b) of this Section 5.3) for the taking of any corporate action.

             5.4. Certain Restrictions.

             (a) Whenever dividends or other distributions payable on the Series A Preferred Stock as provided in Section 5 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on outstanding shares of the Series A Preferred Stock shall have been paid in full, the Corporation shall not:

             (i) declare or pay dividends, or make any other distributions, on any shares of any class of capital stock of the Corporation ranking junior (either as to dividends or

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     upon liquidation, dissolution or winding up of the Corporation) to the
     Series A Preferred Stock;

             (ii) declare or pay dividends, or make any other distributions, on any shares of any class of capital stock of the Corporation ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up of the Corporation) with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are accrued and unpaid in proportion to the total amounts to which the holders of all such shares are then entitled;

             (iii) redeem, purchase or otherwise acquire for consideration any shares of any class of capital stock of the Corporation ranking junior (either as to dividends or upon liquidation, dissolution or winding up of the Corporation) to the Series A Preferred Stock, except that the Corporation may at any time redeem, purchase or otherwise acquire any shares of such junior stock in exchange for other shares of any class of capital stock of the Corporation ranking junior (both as to dividends and upon dissolution, liquidation or winding up of the Corporation) to the Series A Preferred Stock; or

             (iv) purchase or otherwise acquire for consideration any shares of the Series A Preferred Stock or any shares of any class of capital stock of the Corporation ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up of the Corporation) with the Series A Preferred Stock, or redeem any shares of such parity stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to the holders of all such shares upon such terms and conditions as the Board of Directors, after taking into consideration the respective annual dividend rates and the other relative powers, preferences and rights of the respective series and classes of such shares, shall determine in good faith will result in fair and equitable treatment among the respective holders of shares of all such series and classes.

             (b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of any class of capital stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 5.4, purchase or otherwise acquire such shares at such time and in such manner.

             5.5. Reacquired Shares. Any shares of the Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after such purchase or acquisition. All such canceled shares shall thereupon become authorized and unissued shares of Preferred Stock and may be reissued as part of any new series of the Preferred Stock, subject to the conditions and restrictions on issuance set forth in this Second Restated Certificate of Incorporation of the Corporation, as amended from time to time, in any Certificate of Designations establishing another series of the Preferred Stock (or any series of any other class of capital stock of the Corporation) or in any applicable law.

             5.6. Liquidation, Dissolution or Winding Up. Upon any liquidation (whether voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made (a) to the holders of shares of any class of capital stock of the Corporation ranking junior

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(either as to dividends or upon liquidation, dissolution or winding up of the
Corporation) to the Series A Preferred Stock unless, prior thereto, the holder of each outstanding share of the Series A Preferred Stock shall have received an amount equal to the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an amount equal to an aggregate amount, subject to adjustment as hereinafter provided in this Section 5.6, equal to 150 times the aggregate per share amount to be distributed to the holders of the Common Stock or (b) to the holders of shares of any class of capital stock of the Corporation ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up of the Corporation) with the Series A Preferred Stock, except distributions made ratably on the Series A Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event that the Corporation shall at any time after the effective date of this Second Restated Certificate of Incorporation (a) declare or pay any dividend on the Common Stock payable in shares of Common Stock or (b) effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then, in each such case, the aggregate amount per share which the holders of shares of the Series A Preferred Stock shall thereafter be entitled to receive pursuant to clause (a)(ii) of the preceding sentence shall be the aggregate amount per share in effect pursuant to such clause immediately prior to such event multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

             5.7. Consolidation, Merger, etc. In the event that the Corporation shall be a party to any consolidation, merger, combination or other transaction in which the outstanding shares of Common Stock are converted or changed into or exchanged for other capital stock, securities, cash or other property, or any combination thereof, then, in each such case, each share of the Series A Preferred Stock shall at the same time be similarly converted or changed into or exchanged for an aggregate amount, subject to adjustment as hereinafter provided in this Section 5.7, equal to 150 times the aggregate amount of capital stock, securities, cash and/or other property (payable in kind), as the case may be, into which or for which each share of Common Stock is being converted or changed or exchanged. In the event that the Corporation shall at any time after the effective date of this Second Restated Certificate of Incorporation (a) declare or pay any dividend on the Common Stock payable in shares of Common Stock or (b) effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then, in each such case, the aggregate amount per share which the holders of shares of the Series A Preferred Stock shall thereafter be entitled to receive pursuant to the preceding sentence shall be the aggregate amount per share in effect pursuant to such sentence immediately prior to such event multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock that were outstanding immediately prior to such event.

             5.8. No Redemption. The shares of the Series A Preferred Stock shall not be redeemable at any time.

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             5.9. Rank. Unless otherwise provided in the Certificate of
Designations establishing another series of the Preferred Stock, the Series A Preferred Stock shall rank, as to the payment of dividends and the making of any other distribution of assets of the Corporation, senior to the Common Stock and Class B Common Stock, but junior to all other series of the Preferred Stock.

             5.10. Amendments. This Second Restated Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences and rights of the Series A Preferred Stock so as to adversely affect any thereof without the affirmative vote of the holders of at least two-thirds of the outstanding shares of the Series A Preferred Stock, voting separately as a single class.

             5.11. Fractional Shares. Fractional shares of the Series A Preferred Stock may be issued, but, unless the Board of Directors shall otherwise determine, only in multiples of one one-hundredth of a share. The holder of any fractional share of the Series A Preferred Stock shall be entitled to receive dividends, participate in distributions, exercise voting rights and have the benefit of all other powers, preferences and rights relating to the Series A Preferred Stock in the same proportion as such fractional share bears to a whole share.

          FIFTH: The Corporation is to have perpetual existence.

          SIXTH: The following provisions are included for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Board of Directors and stockholders:

          1. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws of the Corporation, subject to any limitation thereof contained in the By-laws. The stockholders shall also have the power to adopt, amend or repeal the By-laws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law or by this Second Restated Certificate of Incorporation, the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the By-laws of the Corporation.

          2. The stockholders of the Corporation may not take any action by written consent in lieu of a meeting.

          3. Special meetings of stockholders may be called at any time only by the Chairman of the Board of Directors, the President or a majority of the Board of Directors. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

          4. The books of the Corporation may be kept at such place within or without the State of Delaware as the By-laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

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          5. Election of directors need not be by written ballot unless the
By-laws of the Corporation so provide.

          SEVENTH:

          1. Number of Directors. The number of directors which shall constitute the whole Board of Directors shall be determined by resolution of a majority of the Board of Directors. The number of directors may be decreased at any time and from time to time by a majority of the directors then in office, but only to eliminate vacancies existing by reason of the death, resignation, removal or expiration of the term of one or more directors. The directors shall be elected at the annual meeting of stockholders by such stockholders as have the right to vote on such election. Directors need not be stockholders of the Corporation.

          2. Classes of Directors. The Board of Directors shall be divided into three classes: Class I, Class II and Class III. No one class shall have more than one director more than any other class.

          3. Terms of Office. Each director shall serve for a term ending on the date of the third annual meeting following the annual meeting at which such director was elected.

          4. Allocation of Directors Among Classes in the Event of Increases or Decreases in the Number of Directors. In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as director of the class of which he or she is a member until the expiration of such director's current term or his or her prior death, retirement or resignation and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. To the extent possible, consistent with the foregoing, any newly created directorships shall be added to those classes whose terms of office are to expire at the earliest dates following such allocation, unless otherwise provided for from time to time by resolution adopted by a majority of the directors then in office, though less than a quorum. No decrease in the number of directors constituting the whole Board of Directors shall shorten the term of an incumbent director.

          5. Removal. Any one or more or all of the directors may be removed only with cause, and then only by the holders of at least a majority of the shares then entitled to vote at an election of directors.

          6. Stockholder Nominations and Introduction of Business, Etc. Advance notice of stockholder nominations for election of directors and other business to be brought by stockholders before a meeting of stockholders shall be given in the manner provided in the By-laws of the Corporation.

          EIGHTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware,

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or (d) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this Article Eighth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

          NINTH: Each person who is or was a director or officer of the Corporation, and each person who serves or served at the request of the Corporation as a director or officer of another enterprise, shall be indemnified by the Corporation in accordance with, and to the fullest extent authorized by, the General Corporation Law of Delaware as it may be in effect from time to time. The right of indemnity provided herein shall not be deemed exclusive of any other rights to which any person may be entitled under any By-law, agreement, vote of stockholders or directors, or otherwise. The Corporation may provide indemnification to any such person, by agreement or otherwise, on such terms and conditions as the Board of Directors may approve. Any agreement for indemnification of any director, officer, employee or other person may provide indemnification rights which are broader or otherwise differ from those set forth herein. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the By-laws of the Corporation regarding the manner and conditions under which indemnification shall be provided hereunder by the Corporation and the extent thereof from time to time as deemed appropriate by the Board of Directors in the best interests of the Corporation.

          TENTH: The Board of Directors of the Corporation, when evaluating any offer of another party to (a) make a tender or exchange offer for any equity security of the Corporation; (b) merge or consolidate the Corporation with another Corporation; or (c) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation may, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation and its stockholders, give due consideration to all factors the directors deem relevant, including without limitation (i) the effects upon the employees, suppliers, customers, creditors and others having similar relations with the Corporation, upon the communities in which the Corporation conducts its business or on such other constituencies of the Corporation as the Board of Directors considers relevant under the circumstances; (ii) not only the consideration being offered (after taking into account taxes) in relation to the then current market price for the Corporation's outstanding shares of capital stock, but also the Board of Directors' estimate of the future value of the Corporation (including the unrealized value of its properties and assets) as an independent going concern; (iii) the purpose of the Corporation, and any of its subsidiaries, to provide quality products and services on a long term basis;
(iv) whether the proposed transaction might violate federal or state laws; and
(v) the long-term as well as short-term interests of the Corporation and its stockholders, including the possibility that such interests may be best served by the continued independence of the Corporation. If, on the basis of such factors, the Board of Directors so determines that a proposal or offer to acquire or merge the Corporation, or to sell its assets, is not in the best interests of the Corporation, it may reject the proposal or offer. If the Board of Directors determines to reject any such proposal or sale, the Board of Directors shall have no obligation to facilitate, to remove any barriers to, or to refrain from impeding the proposal or offer except as may be required by applicable law. Except to the extent required by applicable

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law, the consideration of any or all of such factors shall not be a violation of the business judgment rule or of any duty of the directors to the stockholders or a group of stockholders, even if the directors reasonably determine that any such factor or factors outweigh the financial or other benefits to the Corporation or a shareholder or group of stockholders.

          ELEVENTH: The Corporation has elected to be governed by Section 203 of the General Corporation Law of Delaware.

          TWELFTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation; provided, however, that, in addition to the vote of the holders of any class or series of stock of the Corporation required by law or by this Second Restated Certificate of Incorporation, but in addition to any vote of the holders of any class or series of capital stock of the Corporation required by law, this Second Restated Certificate of Incorporation or a Certificate of Designation with respect to a series of Preferred Stock, the affirmative vote of the holders of shares of voting stock of the Corporation representing at least seventy-five percent (75%) of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to
(i) reduce or eliminate the number of authorized shares of any capital stock set forth in Article Fourth or (ii) amend or repeal or adopt any provision inconsistent with Articles Fourth, Sixth, Seventh, Eighth, Ninth, Tenth, Eleventh, and this Article Twelfth of this Second Restated Certificate of Incorporation."

               SECOND: The Board of Directors of the Corporation duly adopted, approved and consented to resolutions, without a meeting pursuant to Section 141(f) of the Delaware Law, proposing and approving each of the amendments to the Restated Certificate of Incorporation of the Corporation included and incorporated in this Second Restated Certificate of Incorporation and directing that such amendments be submitted to the stockholders of the Corporation to consider and adopt the same at the Annual Meeting of Stockholders of the Corporation held on June 11, 2002.

               THIRD: Pursuant to Sections 242 and 245 of the Delaware Law, each of the amendments to the Restated Certificate of Incorporation included and incorporated in this Second Restated Certificate of Incorporation have been adopted by a majority of the holders of the voting power of all shares of capital stock of the Corporation entitled to vote thereon at the Annual Meeting of Stockholders of the Corporation held on June 11, 2002.

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               FOURTH: This Second Restated Certificate of Incorporation was
duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware.



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               IN WITNESS WHEREOF, WHITEHALL JEWELLERS, INC. has caused this
Certificate to be signed by its Chairman, Chief Executive Officer and President, and its corporate seal to be hereunto affixed and attested by its Secretary this 11th day of June, 2002.

                            WHITEHALL JEWELLERS, INC.


                            By: /s/ Hugh M. Patinkin
                                --------------------
                                Hugh M. Patinkin
[SEAL]                          Chairman, Chief Executive Officer
                                and President


ATTEST:


/s/ John R. Desjardins
----------------------
John R. Desjardins
Secretary






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